EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since those reported in Amendment No. 4 to this Schedule 13D filed by the Reporting Persons on July 22, 2015. Such transactions involved the sale of shares on the NASDAQ Global Market. Certain of the prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date. The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Shares
7/22/2015	Sale	$ 11.4895	[1]	40000
7/23/2015	Sale	$ 11.4050	[2]	5500
7/24/2015	Sale	$ 11.3993	[3]	35691
7/27/2015	Sale	$ 11.4202	[4]	16400
7/28/2015	Sale	$ 11.5008	[5]	30200
7/29/2015	Sale	$ 11.4000		2435
7/30/2015	Sale	$ 11.4263	[6]	11124
7/31/2015	Sale	$ 11.4208	[7]	18333
8/3/2015	Sale	$ 10.9814	[8]	4578
8/4/2015	Sale	$ 11.2195	[9]	3210
8/6/2015	Sale	$ 10.7193	[10]	9542

1 This transaction was executed in multiple trades at prices ranging from $11.45 – 11.77.

2 This transaction was executed in multiple trades at prices ranging from $11.40 – 11.46.

3 This transaction was executed in multiple trades at prices ranging from $11.39 – 11.44.

4 This transaction was executed in multiple trades at prices ranging from $11.40 – 11.50.

5 This transaction was executed in multiple trades at prices ranging from $11.50 – 11.65.

6 This transaction was executed in multiple trades at prices ranging from $11.40 – 11.48.

7 This transaction was executed in multiple trades at prices ranging from $11.40 – 11.50.

8 This transaction was executed in multiple trades at prices ranging from $10.97 – 11.02.

9 This transaction was executed in multiple trades at prices ranging from $11.20 – 11.25.

10 This transaction was executed in multiple trades at prices ranging from $10.70 – 10.80.